SUB-ADVISORY AGREEMENT

     AGREEMENT, made this 31st day of March, 1997, by and between GARZARELLI INVESTMENT MANAGEMENT LLC, an Illinois limited liability company registered under the Investment Advisers Act of 1940 ("Advisers Act") as an investment adviser ("Adviser"), and AFFINITY INVESTMENT ADVISERS, INC., a California corporation registered under the Advisers Act as an investment adviser ("Sub-Adviser").

     WHEREAS, THE GARZARELLI FUNDS, a Delaware business trust (the "Trust"), is an open-end, management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, the Trust has retained the Adviser to render to it investment advisory services for the portion of its assets represented by the shares of beneficial interest issued in the series designated GARZARELLI BALANCED FUND (the "Fund") pursuant to an Investment Advisory Agreement dated March 31, 1997 (the "Investment Advisory Agreement");

     WHEREAS, the Adviser desires at this time to retain Sub-Adviser to render investment advisory services for that portion of the assets of the Fund designated by the Adviser for investment in equity securities and Sub-Adviser is willing to render such services;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the parties as follows:

     1. SUB-ADVISORY SERVICES. The Adviser hereby employs the Sub-Adviser to render investment advisory services for that portion of the assets of the Fund designated by the Adviser for investment in equity securities, subject to the terms of this Agreement and to the supervision and control of the Adviser and the Trust's Board of Trustees ("Trustees"). Sub-Adviser agrees to perform the following services with respect to the Fund:

     (a) to obtain and evaluate such information relating to economies, industries, businesses, securities and commodities markets, and individual securities, commodities and indices as it may deem necessary or useful in discharging its responsibilities hereunder;

     (b) to provide investment advice with respect to the investment and reinvestment of the Fund assets designated by the Adviser for investment in equity securities consistent with and subject to (i) Trust's agreement and declaration of trust and by-laws; (ii) the Fund's investment objectives, policies, and restrictions as set forth in written documents furnished by the Trust or Adviser to Sub-Adviser;
          (iii) all securities, commodities, and tax laws and regulations applicable to the Fund and Trust; and (iv) any other written limits or directions furnished by the Trust or Adviser to Sub-Adviser;

     (c) unless otherwise directed by the Trustees, in consultation with and subject to the approval of the Adviser, to determine from time to time securities, commodities, interests or other investments to be purchased, sold, retained or lent by the Fund, and to implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected;

     (d) to use reasonable efforts to manage the Fund so that it will qualify as a regulated investment company under subchapter M of the Internal Revenue Code of 1986, as amended;

     (e) to make recommendations as to the manner in which voting rights, rights to consent to Trust or Fund action, and any other rights pertaining to Trust or the Fund shall be exercised;

     (f) to make available to Adviser and Trust promptly upon request all of the Fund's records and ledgers and any reports or information reasonably requested by the Adviser or Trust; and

     (g) to the extent required by law, to furnish to regulatory authorities any information or reports relating to the services provided pursuant to this Agreement.

     Except as otherwise instructed from time to time by the Trustees or Adviser, with respect to execution of transactions on behalf of the Fund, Sub-Adviser shall place, or arrange for the placement of, all orders for purchases, sales, or loans with issuers, brokers, dealers or other counterparties or agents selected by Sub-Adviser. In connection with the selection of all such parties for the placement of all such orders, Sub-Adviser shall attempt to obtain most favorable execution and price, but may nevertheless in its sole discretion as a secondary factor, purchase and sell portfolio securities from and to brokers and dealers who provide Sub-Adviser with statistical, research and other information, analysis, advice, and similar services. In recognition of such services or brokerage services provided by a broker or dealer, Sub-Adviser is hereby authorized to pay such broker or dealer a commission or spread in excess of that which might be charged by another broker or dealer for the same transaction if the Sub-Adviser determines in good faith that the commission or spread is reasonable in relation to the value of the services so provided.

     Sub-Adviser may, where it deems to be advisable, aggregate orders for its other customers together with any securities of the same type to be sold or purchased for the Fund in order to obtain best execution or lower brokerage commissions. In such event, Sub-Adviser shall allocate the shares so purchased or sold, as well as the expenses incurred in the transaction, in a manner it considers to be equitable and fair and consistent with its fiduciary obligations to the Fund, and Sub-Adviser's other customers.

     Sub-Adviser shall for all purposes be deemed to be an independent contractor and not an agent of Trust or Adviser and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Trust or Adviser in any way.

     2. EXPENSES BORNE BY SUB-ADVISER. Sub-Adviser at its own expense shall furnish all executive and other personnel, office space, and office facilities required to render the investment advisory services set forth in this Agreement.

     3. SUB-ADVISORY FEE. For the services rendered and facilities provided hereunder, Adviser shall pay to Sub-Adviser a fee of 12% of the investment advisory fees received by the Adviser (net of any fee waivers or expense reimbursements). The fee shall be payable monthly on the first business day of the next succeeding calendar month.

     4. NON-EXCLUSIVITY. The services of Sub-Adviser hereunder are not to be deemed exclusive and Sub-Adviser shall be free to render similar services to others.

     5. STANDARD OF CARE. Neither Sub-Adviser, nor any of its directors, officers, stockholders, agents or employees shall be liable to Adviser or Trust or its shareholders for any error of judgment, mistake of law, loss arising out of any investment, or any other act or omission in the performance by Sub-Adviser of its duties under this Agreement, except for loss or liability resulting from willful misfeasance, bad faith or gross negligence on Sub-Adviser's part or from reckless disregard by Sub-Adviser of its obligations and duties under this Agreement.

     6. EFFECTIVE DATE AND TERMINATION. This Agreement shall become effective on the date hereof. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of Trust, or by a vote of a majority of the outstanding shares of the Fund, upon at least sixty (60) days' written notice to Adviser and Sub-Adviser. This Agreement may be terminated by Adviser at any time upon at least sixty (60) days' written notice to Sub-Adviser. This Agreement may be terminated by Sub-Adviser at any time upon at least sixty (60) days' written notice to Adviser and Trust. This Agreement shall terminate automatically in the event of its "assignment" (as defined in the 1940 Act) or in the event of the termination of the Investment Advisory Agreement. Unless terminated as hereinbefore provided, this Agreement shall continue in effect until March 31, 1999 and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those Trustees who are not interested persons of Trust, of Adviser or of Sub-Adviser, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board of Trustees of Trust or by a "vote of a majority of the outstanding shares" of the Fund. The terms "interested persons" and "vote of a majority of the outstanding shares" shall be construed in accordance with their respective definitions in the 1940 Act and, with respect to the latter term, in accordance with Rule 18f-2 under the 1940 Act.

     7. OWNERSHIP OF RECORDS; REPORTING. All records required to be maintained and preserved by Trust pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act or other applicable laws or regulations which are maintained and preserved by Sub-Adviser on behalf of Trust and any other records the parties mutually agree shall be maintained by Sub-Adviser on behalf of Trust are the property of Trust and shall be surrendered by Sub-Adviser promptly on request by Trust; PROVIDED that Sub-Adviser may at its own expense make and retain copies of any such records.

     Sub-Adviser shall prepare and furnish to Adviser and Trust as to the Fund statistical data and other information in such form and at such intervals as Adviser or Trust may reasonably request.

     8. APPLICABLE LAW. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

     9. REFERENCES AND HEADINGS. In this Agreement and in any such amendment, references to this Agreement and all expressions such as "herein," "hereof," and "hereunder" shall be deemed to refer to this Agreement as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Attest:                            GARZARELLI INVESTMENT MANAGEMENT LLC

/s/ Andrew J. Goodwin, III         By: /s/ H. Steel Bokhof,Jr.
--------------------------         ---------------------------
Andrew J. Goodwin, III             H. Steel Bokhof, Jr.
Secretary                          President



Attest:                            AFFINITY INVESTMENT ADVISERS, INC.

/s/                                By: /s/ Gregory R. Lai
--------------------------         ---------------------------
Name                               Gregory R. Lai
Title                              President